                              SUBLICENSE AGREEMENT
                                    BETWEEN
                         CYTOCLONAL PHARMACEUTICS INC.
                                      AND
                          BRISTOL-MYERS SQUIBB COMPANY
                                     UNDER
              THE WASHINGTON STATE UNIVERSITY RESEARCH FOUNDATION
                               LICENSE AGREEMENT

          This Agreement, effective as of May 19, 1998, is made by and between Cytoclonal Pharmaceutics Inc., a corporation duly organized under the laws of Delaware and having its principal office at 9000 Harry Hines Boulevard, Dallas, Texas 75235 (hereinafter "CPI"), and Bristol-Myers Squibb Company, a corporation duly organized under the laws of Delaware and having a principal office at Route 206 and Province Line Road, Princeton, New Jersey 08540 (hereinafter "BMS").

                                    RECITALS

          WHEREAS, CPI and The Washington State University Research Foundation (hereinafter "WSURF") entered into a License Agreement effective as of July 8, 1996, which License Agreement is proposed by CPI and BMS to be amended and restated in its entirety pursuant to a certain form of amendment and restatement agreed by the parties (as so amended and restated, hereinafter the "WSURF/CPI License Agreement");

          WHEREAS, pursuant to the WSURF/CPI License Agreement, WSURF exclusively licensed to CPI certain rights that WSURF obtained by assignment from Washington State University relating to WSURF Case #307, generally referred to as "Genes for Taxol Biosynthesis" and covered by the "Technology" as defined in the WSURF/CPI License Agreement;

          WHEREAS, BMS wishes to obtain from CPI an exclusive sublicense to said "Technology" licensed by CPI from WSURF under the WSURF/CPI License Agreement; and

          WHEREAS, CPI is willing to sublicense said "Technology" exclusively to BMS upon the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

                                  ARTICLE I.

                                  DEFINITIONS

          For the purposes of the Agreement, the following words and phrases shall have the following meanings:

          1.1 "TECHNOLOGY" shall include all of the following WSURF intellectual property, which is licensed to CPI under the WSURF/CPI License
Agreement:

               (a) All United States and foreign patents and/or patent applications listed in Appendix A; and

               (b) All United States and foreign patents issued or reissued from the patent applications listed in Appendix A (or above) and from any divisional and continuations or continuations-in-part of these applications, or from any subject matter specifically described in these applications.

          1.2 "PROSPECTIVE TECHNOLOGY" shall mean any and all prospective patent filings for genes for enzymes and the associated gene products, including the enzymes, in the biosynthetic pathway for paclitaxel and other taxanes only, as isolated and characterized in the Washington State University ("WSU") laboratories of Dr. Rodney Croteau; or prospective patent filings owned by WSURF made by others at WSU using materials related to genes for enzymes and the associated gene products, including the enzymes, in the biosynthetic pathways for paclitaxel and other taxanes only as obtained from Dr. Rodney Croteau; but not any other paclitaxel-related technology from Dr. Rodney Croteau or Washington State University. A partial list of genes whose sequences are expected to be isolated by Dr. Rodney Croteau is included as Appendix B. For the avoidance of doubt, Prospective Technology under this Agreement shall not include the portion of "Prospective Technology" referred to in Clause (b) in the definition thereof in Paragraph 1.2 of the WSURF/CPI License Agreement.

          1.3 "COVERED PRODUCT(S)" shall mean any product which, as commercialized by BMS, is produced using a Covered Cell Line, either:

               (a) directly, in which case the compound produced by such Covered Cell Line is used by BMS in commercialization as such without further chemical transformation into a different compound; or

               (b) indirectly, in which case the compound produced by such Covered Cell Line is subsequently chemically transformed into the compound (being the Covered Product in question) commercialized by BMS;

Accordingly, "DIRECT COVERED PRODUCT(S)" shall mean a Covered Product falling within the description in Clause (a) above; and "INDIRECT COVERED PRODUCT(S)" shall mean a Covered Product falling within the description in Clause (b) above.

Additionally, "COVERED PRODUCT" shall mean any Novel Taxane from Covered Cell Line, Novel BMS Compound from Covered Cell Line or any compound made using any of them as a starting material, in each case even if such compound, as commercialized by BMS, is not produced using any Covered Cell Line.

          1.4 "COVERED CELL LINE(S)" shall mean a cell line, be it microbial, plant, mammalian or otherwise, which:

               (a) is covered in whole or in part by an issued, unexpired, pending, or prospective claim contained in the Technology in the country in which such cell line is made or used; or

               (b) was created using a process which is covered in whole or in part by an issued, unexpired, pending or prospective claim contained in the Technology in the country in which such cell line was made or used.

For the avoidance of doubt, nothing herein shall be construed as conferring upon BMS any right to any cell line that may be created by WSU to the extent that such right has not been licensed to CPI under the WSURF/CPI License Agreement; and Covered Cell Lines shall not include any cell line referred to in Clause (b) in the definition of "Prospective Technology" in Paragraph 1.2 of the WSURF/CPI License Agreement.

          1.5 "NET SALES" shall mean the amount billed or invoiced by BMS or its Sublicensees for Covered Product(s) in the Territory less the sum of the following:

               (a) sales, use, tariff, import/export duties or other excise taxes imposed on particular sales;

               (b) allowances, credits, chargebacks and refunds to non-affiliated third parties because of rejections, returns or price reduction of product;

               (c) freight costs and insurance charges on shipments to customers included in invoiced amounts; and

               (d) rebates and price reductions/adjustments required by law, regulations or contract.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by BMS and on its payroll, or for cost of collections. In the case of rebates and price reductions/adjustments required by contract as referred to in Clause (d) above, the same shall not be deductible to the extent that the contract in question is between affiliates or related companies or the price concessions in question are given in connection with the marketing/sales of other product or products such as in the case of "bundling" of products.

          1.6 "BMS" shall include a related company of BMS, the voting stock of which is directly or indirectly at least fifty percent (50%) owned or controlled by BMS, an organization which directly or indirectly controls more than fifty percent (50%) of the voting stock of BMS and an organization, the majority ownership of which is directly or indirectly common to the ownership of BMS.

          1.7 "FIELD-OF-USE" shall mean for any field-of-use, including but not limited to, research, diagnostic and therapeutic uses of the Technology.

          1.8  "TERRITORY" shall mean the world.

          1.9 "SUBLICENSE" means any exchange for value, including but not limited to cash, promissory notes, equity, upfront payments, milestone payments, royalties, manufacturing contracts, distribution contracts, sponsored research contracts, partnerships, or joint ventures, received or entered into by BMS with respect to any transfer of any right, whether present, future or contingent, to make, manufacture, use, practice, distribute, or otherwise sell any aspect of the Technology or Covered Products to any third party (hereinafter a "SUBLICENSEE").

          1.10 "APPLICABLE ROYALTY RATE" shall mean the percentage rate or rates at which BMS shall pay royalties to CPI hereunder, determined on a calendar year-by-calendar year basis, as follows:

               (a) Where the Covered Product in question is (i) paclitaxel to be commercialized as TAXOL-Registered Trademark- or another compound (which is neither a Novel Taxane from Covered Cell Line nor a BMS Compound from Covered Cell Line), in each case as a Direct Covered Product, or (ii) paclitaxel or any other compound (which is neither a Novel Taxane from Covered Cell Line nor a BMS Compound from Covered Cell Line), as an Indirect Covered Product, made from baccatin III or a mixture of miscellaneous taxanes produced by the Covered Cell Line in question:

      Portion of
   Annual Net Sales       "Pac/direct"       "Bac" or "TT"
   ----------------       ------------       -------------
        [     ]              [     ]            [     ]

        [     ]              [     ]            [     ]

        [     ]              [     ]            [     ]

        [     ]              [     ]            [     ]

As used in the foregoing table, the italicized, lower rates in parentheses shall apply with respect to a Covered Product if (and only if) BMS in respect of the same product is paying a royalty to CPI pursuant to the Sublicense Agreement dated as of May 19, 1998 (the "RDI-SUBLICENSE AGREEMENT") between CPI and BMS under the Research & Development Institute, Inc. License Agreement; and the terms "PAC/DIRECT", "BAC" and "TT" are as defined in Clause (b) in Paragraph 3.1 below.

               (b) Where the Covered Product in question is a Novel Taxane from Covered Cell Line or a Novel BMS Compound from Covered Cell Line or is produced using a Novel Taxane from Covered Cell Line or a Novel BMS Compound from Covered Cell Line as a starting material:

      Portion of
   Annual Net Sales         "Direct"          "Indirect"
   ----------------         --------          ----------
        [     ]              [     ]            [     ]

        [     ]              [     ]            [     ]

        [     ]              [     ]            [     ]

        [     ]              [     ]            [     ]

As used in the foregoing table:

The italicized, lower rates in parentheses. shall apply with respect to a Covered Product if (and only if) BMS in respect of the same product is paying a royalty to CPI pursuant to the RDI-Sublicense Agreement.

          "DIRECT" refers to where the Covered Product in question is a Direct Covered Product.

          "INDIRECT" refers to where (i) the Covered Product in question is an Indirect Covered Product or (ii) the Covered Product, as commercialized by BMS or its Sublicensees, is produced otherwise than using a Covered Cell Line.

          For the avoidance of doubt, there shall be no stacking of royalties that would otherwise result from Clauses (a) and (b) above both applying to the same product (in any such case, Clause (b) shall control and supersede Clause (a); and, in each of the two tables above, the amounts under the heading "Portion of Annual Net Sales" refer to only the amounts of Net Sales of the particular product in question (for example, only Net Sales of TAXOL-Registered Trademark- containing paclitaxel made by BMS using a Covered Cell Line (as a Direct Covered Product) are used to determine the Applicable Royalty Rate under the heading "Pac/Direct" in Clause (a) above)).

          1.11 "NOVEL TAXANE FROM COVERED CELL LINE" shall mean a theretofore unknown taxane discovered by CPI or BMS as a natural product produced by a Covered Cell Line.

          1.12 "NOVEL BMS COMPOUND FROM COVERED CELL LINE" shall mean a theretofore unknown non-taxane compound discovered by BMS as a natural product produced by a Covered Cell Line.


                                 ARTICLE II.

                                    GRANT

          2.1 Subject to Paragraph 2.5 below, CPI grants to BMS an exclusive (exclusive even as to CPI) sublicense, under the WSURF/CPI License Agreement, to practice the Technology, including to make, have made, use, lease and sell Covered Cell Lines, for the production of Covered Products or otherwise, in the Territory for the Field-of-Use until the expiration or termination of this Agreement. For the avoidance of doubt, no right is granted to BMS hereunder with respect to the portion of the "Prospective Technology" referred to in Clause (b) in the definition thereof in Paragraph 1.2 of the WSURF/CPI License Agreement.

          2.2 CPI grants to BMS the right further to Sublicense the sublicense hereunder, including the rights to make, have made, use, lease and sell Covered Cell Lines.

          2.3 BMS acknowledges that, under the WSURF/CPI License Agreement, WSURF retains an irrevocable nonexclusive right to permit the use of the Technology by students and employees of WSU exclusively for educational and research purposes to the extent that the retention of this non-exclusive right is not otherwise inconsistent with rights granted to CPI under Article 15 of the WSURF/CPI License Agreement. The WSURF/CPI License Agreement also provides that: "such right does not include any right, and accordingly WSURF shall not permit [[WSU], to assign or sublicense such right to any third party or to transfer-or license any cell line created using the Technology or any material covered by the Technology to any third party, or otherwise to use the Technology for the benefit of any third party."

          2.4 BMS further agrees that it shall, to the extent applicable, abide by all rights and limitations of 35 USC Chapter 38, and implementing regulations thereof, for all patent applications and patents invented in whole or in part with federal money.

          2.5 CPI may continue to pursue research and development, either on its own or in collaboration with BMS, MSU and/or WSU, but not with any other third party, in the field of microbial fermentation production of paclitaxel and other taxanes. More specifically, CPI shall retain the right to use the Technology to make paclitaxel and other taxanes solely in pursuit of further research and development with respect to the Technology and otherwise for non-commercial internal research and development purposes. CPI shall not be entitled to, and shall not, assign or sublicense such right to any third party. For the avoidance of doubt, CPI shall not be entitled to, and shall not, transfer or license and cell line created using the Technology or any material covered by the Technology to any third party, nor shall CPI otherwise use the Technology for the benefit of any third party.

          2.6  The WSURF/CPI License Agreement provides that:

               WSURF grants to [CPI] the Option (hereinafter Option) until July 1, 2006 (hereinafter Option Period) to license any Prospective Technology as this is developed and disclosed from time to time at WSU. [CPI] may exercise this Option during the Option Period by paying the patent costs for any patent filing for the Prospective Technology and executing a confirmatory license, which confirmatory license shall then become an addendum to this Agreement. Upon execution of the confirmatory license, the Prospective Technology shall become a part of the Technology as defined in Section 1.1 of [the WSURF/CPI License] Agreement. The Option Period may be extended upon mutual agreement of the parties.

Accordingly, CPI and BMS agree that, as between BMS and CPI, BMS shall control CPI's dealings with WSURF under the foregoing and that, more specifically, CPI shall, as and if requested by BMS, on behalf of BMS promptly exercise the option referred to therein; provided, however, that:

               (a) should BMS not desire that CPI exercise the Option with respect to certain Prospective Technology, CPI shall nevertheless have the right to do so, in which case such Prospective Technology shall, notwithstanding anything else herein, not become a part of the Technology licensed to BMS hereunder; and

               (b) this Paragraph 2.6 shall not be construed as conferring upon BMS control over the portion of "Prospective Technology" referred to in Clause (b) in the definition thereof in Paragraph 1.2 of the WSURF/CPI License Agreement.

For the avoidance of doubt, subject to Clauses (a) and (b) in the foregoing proviso, any Prospective Technology so licensed to CPI shall become a part of the Technology sublicensed to BMS under this Agreement.


                                 ARTICLE III.

                               FEES AND ROYALTIES

          3.1 For the rights, privileges and license granted hereunder, BMS shall pay fees and royalties to CPI in the manner hereinafter provided to the end of the term of this Agreement or until the Agreement is terminated:

               (a)  A sublicense issue fee of [     ] due and payable within ten
          (10) business days following the date hereof;

               (b) The following milestone payment or payments, as applicable, depending on the attainable productivity and the actual primary products being pursued by BMS:

                                     Productivity in mg/1
                              --------------------------------
           Milestone Payment  "Pac/Direct"    "Bac"      "TT"
           -----------------  ------------   -------   -------
                [     ]          [     ]     [     ]   [     ]

                [     ]          [     ]     [     ]   [     ]

As used in the foregoing table:

               Productivity refers to commercially feasible production, using a Covered Cell Line, of (i) the Direct Covered Product in question or
          (ii) the compound or compounds which are subsequently converted into the Indirect Covered Product in question, with fermentation time per
          production cycle of not more than [          ].

               "PAC/DIRECT" refers to where the primary product produced by the Covered Cell Line in question is a Direct Covered Product.

               "BAC" refers to where the primary product produced by the Covered Cell Line in question is baccatin III used by BMS as a starting material for the Indirect Covered Product in question.

               "TT" refers to where the primary product produced by the Covered Cell Line in question is a mixture of miscellaneous taxanes used by BMS as starting materials for the Indirect Covered Product in question.

          For the avoidance of doubt: (1) it shall not be implied that BMS is required, or otherwise intends, to pursue more than one of the "Pac/direct," "Bac" and "TT" alternatives; however, the milestone payments in respect of the two different levels of productivity, if attained, are cumulative); (2) each milestone payment shall be payable only once regardless of the number of times the same development milestone has been achieved using different cell lines; and (3) should BMS in fact be pursuing different primary products using a single cell line, the different milestone payments pertaining to each such different primary product shall become applicable.

               (c)  A milestone payment of [     ] upon the U.S. FDA's approval
          of a Supplemental New Drug Application (hereinafter called "SNDA") for using, or in the case of a product other than TAXOL-Registered Trademark- (which product is not a Novel Taxane from Covered Cell Line or a Novel BMS Compound from Covered Cell Line) a New Drug Application (including an Abbreviated New Drug Application, hereinafter "NDA") that embodies the use of, a Covered Cell Line for the commercial production of paclitaxel as the active ingredient in BMS's product TAXOL-Registered Trademark- or such other product, in each case as a Direct Covered Product;

               (d)  A milestone payment of [     ] upon the U.S. FDA's approval
          of an SNDA for using, or in the-case of a product other than TAXOL-Registered Trademark- (which product is not a Novel Taxane from Covered Cell Line or a Novel BMS Compound from Covered Cell Line) an NDA that embodies the use of, a Covered Cell Line for the commercial production of baccatin III to serve as a starting material for TAXOL-Registered Trademark- or such other product, as the case may be, as an Indirect Covered Product;

               Clause (c) above and this Clause (d), together, shall not imply that BMS is required, or otherwise intends, to pursue both alternatives.

               (e)  A milestone payment of [     ] upon the filing with the U.S.
          FDA's of an Investigational New Drug Application covering a Novel Taxane from Covered Cell Line or a Novel BMS Compound from Covered Cell Line;

               (f)  A milestone payment of [     ] upon the U.S. FDA's approval
          of a NDA covering a Novel Taxane from Covered Cell Line or a Novel BMS Compound from Covered Cell Line; and

               (g) Running royalty On Net Sales of Covered Products at the Applicable Royalty Rate; such Royalty shall be due and payable within fifty (50) days of March 31, June 30, September 30 and December 31 for royalties earned during the preceding calendar quarter.

          3.2 Royalties on sales in currencies other than U.S. Dollars shall be calculated using the appropriate BMS's customary internal corporate monthly exchange rates for the last month of the calendar quarter in question. For each month and each currency, BMS's customary internal corporate monthly exchange rate shall equal the arithmetic average of the daily exchange rates (obtained as described below) during the period from (i) the 20th day of the preceding month (or, if such 20th day is not a business day, the immediately preceding business day) through (ii) the 19th day of the current month (or, if such 19th day is not a business day, the immediately preceding business day); each daily exchange rate is obtained from the Reuters Daily Rate Report or The Wall Street Journal, Eastern U.S. Edition, or, if not so available, as furnished by BMS's local subsidiaries. Royalties and payments to CPI shall be in U.S. Dollars.

          3.3 BMS shall also pay to CPI a running royalty on Net Sales of any and all Covered Products by any and all of BMS's Sublicensees occurring during the term of this Agreement on the same terms and schedule as though the Net Sales by such Sublicensees were made by BMS.


                                 ARTICLE IV.

                         REPORTS, PAYMENTS AND RECORDS

          4.1 BMS shall keep full, true and accurate books of account containing all particulars that may be necessary, and are accessible to a certified public accounting firm appointed by CPI and reasonably satisfactory to BMS, for the purpose of verifying BMS's royalty statement or compliance in other respects with this Agreement.

          4.2 Within fifty (50) days after March 31, June 30, September 30 and December 31 of each year, commencing the first commercial sale of a Covered Product, BMS shall deliver to CPI true and accurate royalty statements, giving such particulars relating to the Net Sales of BMS and its Sublicensees during the preceding calendar quarter under this Agreement as shall be reasonably pertinent to a royalty accounting hereunder. Such statements shall include at least the following:

               (a)  number of Covered Products sold;

               (b) deductions applicable as provided in Paragraph 1.4 to determine Net Sales thereof;

               (c)  total royalties due; and

               (d)  names and addresses of all Sublicensees, if any, of BMS.

          4.3 With each report submitted, BMS shall pay to CPI the royalties due and payable under this Agreement.

          4.4 The royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate four percent (4%) above the prime rate in effect in THE WALL STREET JOURNAL on the due date. The payment of such interest shall not foreclose CPI from exercising any other rights it may have as a consequence of the lateness of any payment.

                                  ARTICLE V.

                                 DUE DILIGENCE

          5.1 BMS shall use commercially reasonable efforts and diligent endeavor to fully develop and commercially exploit the Technology licensed hereunder.

          5.2 BMS agrees that Covered Products sold in the United States shall be manufactured substantially in the United States, when, as and if required by 35 USC Section 204.

          5.3 BMS agrees, upon reasonable request by CPI, to apprise CPI and WSURF of the current status of the development and regulatory approval of the Technology for commercial use.


                                 ARTICLE VI.

                             PATENT PROSECUTION

          6.1  BMS acknowledges that, under the WSURF/CPI License Agreement:

               "WSURF shall apply for, seek prompt issuance of, and maintain during the term of [the WSURF/CPI License] Agreement the patent rights for the Technology and Prospective technology in the United States and the foreign countries listed in Appendix C [thereto]. Appendix C [thereto] may be amended by the verbal agreement of [WSURF and CPI], such agreement to be confirmed in writing within ten (10) days. The prosecution, filing and maintenance of all patents and applications shall be the primary responsibility of WSURF; provided, however, that [CPI] shall have Reasonable Opportunity to advise WSURF and shall cooperate with WSURF in such prosecution, filing and maintenance. Reasonable Opportunity means that WSURF shall provide [CPI] with copies of all correspondence regarding any patent application for the Technology, including but not limited to, any filing, notice, restriction requirement, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application under the Technology."

Accordingly, CPI and BMS agree that, as between BMS and CPI, BMS shall control CPI's dealings with WSURF under the foregoing and that CPI shall promptly forward to BMS copies of any and all documents and other materials that it receives from WSURF pursuant thereto.

          6.2 BMS agrees to reimburse CPI for its payment of all reasonable fees and costs relating to the filing, prosecution and maintenance of patents included in the Technology, to the extent that such fees and costs are incurred after the date of this Agreement.

          6.3  The WSURF/CPI License Agreement provides that:

               "WSURF shall employ its best efforts not to allow any of the Technology under which BMS is licensed, and for which [CPI] is underwriting the filing, prosecution and maintenance costs thereof, to lapse or become abandoned without [CPI]'s authorization and/or reasonable notice to [CPI]. WSURF shall notify [CPI] sixty (60) days prior to any proposed intentional abandonment of any rights in any territory. Within thirty (30) days after receipt of the notice [CPI] shall, in writing, either (a) concur with abandonment or (b) elect to resume responsibility for the prosecution and maintenance of all the Technology that WSURF proposes to abandon."

Accordingly, CPI and BMS agree that, as between CPI and BMS, BMS shall control CPI's dealings with WSURF pursuant to the foregoing and, in particular, CPI shall promptly copy BMS on any notice received from WSURF thereunder and defer to BMS all decisions pertaining thereto.


                                 ARTICLE VII.

                                 INFRINGEMENT

          7.1 BMS shall inform CPI promptly in writing of any alleged infringement or declaratory judgment action alleging invalidity or non-infringement of patents sublicensed under this Agreement by third parties and provide any evidence thereof.

          7.2  The WSURF/CPI License Agreement provides that:

               "During the term of [the WSURF/CPI License] Agreement, [CPI] shall have the first right, but shall not be obligated, to prosecute at its own expense and with attorneys of its choice, all infringements of patents licensed under [the WSURF/CPI License] Agreement. For such purposes, WSURF agrees to be joined as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of WSURF, which consent shall not be unreasonably withheld. [CPI] shall indemnify WSURF against any order for costs or damages that may be made against WSURF in such proceedings."

Accordingly, CPI and BMS agree that, as between CPI and BMS, BMS shall control CPI's dealings with WSURF pursuant to the foregoing and, in particular, BMS shall be permitted, in place of CPI, to pursue any and all infringement actions and other proceedings against third parties.

          7.3  The WSURF/CPI License Agreement provides that:

               "In the event that [CPI] shall undertake the enforcement and/or defense of the patents by litigation, [CPI] may withhold up to fifty percent (50%) of the royalties otherwise thereafter due WSURF [under the WSURF/CPI License Agreement] and apply the same toward reimbursement of up to half of [CPI]'s expenses, including reasonable attorneys' fees in connection therewith. Any recovery of damages by [CPI] for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of [CPI] relating to the suit, and next toward reimbursement of WSURF for any royalties past due or withheld and applied pursuant to . . . Article VII [of the WSURF/CPI License Agreement]. The balance remaining from any such recovery shall be divided equally between [CPI] and WSURF."

Accordingly, CPI and BMS agree that, as between CPI and BMS, BMS shall control CPI's dealings with WSURF pursuant to the foregoing and, in particular, BMS shall be entitled, in place of CPI, to undertake the enforcement and/or defense of the patents by litigation; in any such case, BMS may withhold up to fifty percent (50%) of the royalties otherwise thereafter due CPI hereunder and apply the same toward reimbursement of up to half of BMS's expenses, including reasonable attorneys' fees in connection therewith; any recovery of damages by BMS for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of BMS relating to the suit, and next toward reimbursement of CPI for any royalties past due or withheld and applied pursuant to this Article VII. Fifty percent (50%) of the balance remaining from any such recovery shall be paid over to WSURF as required by the WSURF/CPI License Agreement, the remaining fifty percent (50%) shall be divided between BMS (75%) and CPI (25%).

          7.4  BMS acknowledges that, as provided in the WSURF/CPI License
Agreement:

               "In the event that a [declaratory] judgment action alleging invalidity or noninfringement of Patents shall be brought against [CPI] or [CPI] chooses not to prosecute an infringement action, WSURF shall, at its option, have the right, within thirty (30) days after commencement of such action or notification by [CPI], to intervene and take over the sole defense of the action at its own expense. Any recovery of damages by WSURF for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of WSURF relating to the suit, and next toward reimbursement of [CPI] for any direct legal fees and reasonable expenses relating to the suit. The balance remaining from any such recovery shall be retained solely by WSURF."

          7.5 In any infringement suit that either party may institute to enforce the Patents pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

          7.6  BMS acknowledges that, as provided in the WSURF/CPI, License
Agreement:

               "Regardless of which party is controlling the infringement suit, during the period of the [WSURF/CPI License] Agreement, CPI shall have the sole right (to the exclusion of WSURF) in accordance with the terms and conditions [t]herein to sublicense any alleged infringer for future use of the Patents."

As between CPI and BMS, however, CPI shall have no right, and BMS alone shall have sole right (to the exclusion of CPI), to sublicense any part of the Technology to any third party infringer.


                                ARTICLE VIII.

                              PRODUCT LIABILITY

          8.1 BMS shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless CPI and CPI's directors, officers and employees against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Products made or sold by BMS or its Sublicensee and/or BMS or its Sublicensee's practice of Licensed Processes.

          8.2 BMS shall obtain and carry in full force and effect liability insurance which shall protect BMS and CPI in regard to events covered by Paragraph 8.1 above.

          8.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE LETTER AGREEMENT DATED MAY 19, 1998 BETWEEN WSURF, CPI AND BMS, CPI MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHT CLAIMS, ISSUER OR PENDING.


                                 ARTICLE IX.

                               EXPORT CONTROLS

          It is understood that CPI is subject to the United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that the obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by BMS that BMS shall not export data or commodities to certain foreign countries without prior approval of such agency. CPI makes no representation that a license shall not be required or that, if required, it shall be issued.


                                  ARTICLE X.

                           USE OF NAMES AND SYMBOLS

          BMS shall not use the names of the Washington State University, Washington State University Research Foundation, nor of any of its employees, nor any adaptation or symbol thereof, in any advertising promotional or sales literature without prior written permission from WSURF in each case.


                                 ARTICLE XI.

                                 ASSIGNMENTS

          Neither party may sell, assign or transfer this Agreement except with prior written permission of the other party.


                                 ARTICLE XII.

                             TERM AND TERMINATION

          12.1 This Agreement shall be in full force and effect from the date hereof until the later to occur of (a) the tenth (10th) anniversary of the first commercial sale of a Covered Product or (b) the latest to expire of the patents licensed under the Technology. Following the expiration if this Agreement as aforesaid, BMS shall retain a paid-up, non-exclusive license, with the right to grant sublicenses, to the Technology as otherwise provided in Article II above.

          12.2 If BMS shall cease to carry on its business for any reason, this Agreement shall terminate immediately upon written notice by CPI.

          12.3 BMS may terminate this Agreement at any time, other than during the first six months following the date hereof, by providing written notice to CPI ninety (90) days prior to the effective date of termination selected by BMS and upon payment of all amounts due hereunder including interest due CPI through the effective date of the termination.

          12.4 CPI may terminate this Agreement by ninety (90) days written notice if BMS:

               (a) Is in forty-five (45) days default in payment of fees and/or royalties; or

               (b)  Is in breach of this Agreement in any material respect; or

               (c)  Provides any materially false report; or

               (d) Institutes bankruptcy, insolvency, liquidation or receivership proceeding or proceedings for reorganization under bankruptcy law or has a petition for bankruptcy filed against it or makes a general assignment for the benefit of creditors; and

BMS fails to remedy any such default, breach or false report within forty-five (45) days after written notice by CPI.

          12.5 Upon termination of this Agreement for any reason, nothing herein shall be construed as releasing either party from any obligation that matured prior to the effective date of such termination. BMS and any Sublicensee thereof may, however, after the effective date of such termination, sell all Covered Products, including Covered Products to be derived from work in process at the time of such termination, provided that BMS shall pay to CPI the royalties thereon as required by this Agreement and shall submit the reports required on such sales of Covered Products.

          12.6 Surviving any termination are:

               (a) BMS's obligation to pay any royalties and fees accrued or accruable;

               (b) Any cause of action or claim of BMS or CPI, accrued or to accrue, because of any breach or default by the other party.

               (c)  The provisions of Articles IV, VII, VIII, IX and X.


                                ARTICLE XIII.

                  PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

          Any payment, notice or other communication pursuant to the Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to the other party as below:

               If to BMS:     Bristol-Myers Squibb Company
                              Route 206 and Province Line Road
                              Princeton, NJ  08540

                              Attention: President, Technical Operations

               If to CPI:     Cytoclonal Pharmaceutics Inc.
                              9000 Harry Hines Boulevard
                              Dallas, TX 75235
                              Attention: President


                                 ARTICLE XIV.

                                 SUBLICENSING

          BMS shall provide to CPI written notification of any Sublicense it may grant under Paragraph 2.2. BMS agrees to provide such written notification indicating the effective date of execution and effective term, within thirty (30) days of execution of such Sublicense.


                                 ARTICLE XV.

                               CONFIDENTIALITY

          15.1 Except to the extent expressly authorized in this Agreement, BMS and CPI agree that, for the term of this Agreement and for five (5) years thereafter, the receiving party of materials marked confidential by the providing party, shall keep those materials completely confidential and shall not publish or otherwise disclose such information and shall not use it except to the extent that it can be established by the receiving party by competent proof that such information:

               (a) Is now or hereafter becomes public knowledge through no fault of the other party;

               (b) Was in the receiving party's possession prior to the date of this Agreement;

               (c) Was received from a third party source independent of and without obligation to the sending party.

          15.2 Each party may disclose the other's information to the extent such disclosure is reasonably necessary in filing and prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or conducting clinical trials.

          15.3 If materials are transferred to any third party which relate to any genes for enzymes and the associated gene products, including the enzymes, in the biosynthetic pathway for paclitaxel [or other taxanes] as isolated and characterized in the Washington State University laboratories of Dr. Rodney Croteau or using related materials from his laboratory, and the related materials are not otherwise covered by patent filings, BMS shall obtain a valid and executed materials transfer agreement before transferring the materials to the third party.

          15.4 The freedom of Washington State University faculty members to publish shall not be inhibited by BMS. However, in order to protect any material of a proprietary nature, CPI shall promptly forward to BMS with a copy of any proposed publication relating to the Technology for that it receives from WSURF as contemplated in the WSURF/CPI License Agreement. BMS understands that CPI will have forty-five (45) days to request a delay of the publication in question. BMS agrees to provide CPI with an explanation for any request to delay and shall give its reasons for such delay in writing not later than the end of such fortyfive (45) day review period. As between CPI and BMS, CPI agrees that BMS shall control in all matters relating to proposed publications of Washington State University faculty members.


                                 ARTICLE XVI.

                                MISCELLANEOUS

          16.1 None of the terms, covenants and conditions of this Agreement may be waived except by the written consent of the party waiving compliance.

          16.2 This Agreement shall be construed, interpreted and applied in accordance with the laws of the State of Washington.

          16.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

          16.4 All Covered Products shipped to or sold in any country in the Territory shall be marked in such manner as to conform with the patent laws and practice of the country of manufacture or sale.

          16.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

          This Agreement, together with the Master License Agreement dated as of the date hereof between CPI and BMS and the letter agreement dated as of the date hereof among CPI, BMS and WSURF, embodies the entire understanding between the parties and shall supersede all previous communications, representations, or understandings, either oral or written, relating to the subject matter hereof.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year set forth below:

CYTOCLONAL PHARMACEUTICS INC.          BRISTOL-MEYERS SQUIBB COMPANY

By: /s/ ARTHUR P. BOLLON               By: /s/ ROSLYN FEDER
   ---------------------------------      ---------------------------------

Name:  Arthur P. Bollon                Name:  Roslyn Feder, M.D. Ph.D.
     -------------------------------        -------------------------------

Title: President and CEO               Title: Senior VP, External Development
      ------------------------------         ------------------------------

Date:  May 19, 1998                    Date: May 19, 1998
     -------------------------------        -------------------------------

                                  APPENDIX A:
                    CURRENT PATENTS AND PATENT APPLICATIONS

          1)   [     ]

          2)   [     ]

          3)   [     ]

          4)   [     ]

                                  APPENDIX B:
GENES FOR ENZYMES WHICH ARE EXPECTED TO BE THE SUBJECT OF FUTURE PATENT FILINGS

          1)   [     ]

          2)   [     ]

          3)   [     ]